                                  EXHIBIT 21
                          SUBSIDIARIES OF THE COMPANY

Air Travel Services, Inc. - Tennessee
O'Charley's Sports Bar, Inc. - Alabama
OCI, Inc. - Delaware
DFI, Inc. - Tennessee
O'Charley's Management Company, Inc. - Tennessee
O'Charley's Restaurant Properties, LLC - Delaware
O'Charley's Service Company, Inc. - Tennessee
Stoney River Management Company, Inc. - Delaware
Stoney River Legendary Management, L.P. - Georgia
OPI, Inc. - Colorado
O'Charley's Finance Company, Inc. - Tennessee